                          Harrah's Entertainment, Inc.
                             Telephone Voting Script


Message: Welcome to Harrah's Entertainment, Inc. telephone voting system. [pause] Please enter your Control Number, [pause] followed by the pound key, now.

Message: To vote your proxy in accordance with the board of directors recommendations, as indicated on your proxy card and in the proxy statement, please press 1. To vote on EACH PROPOSAL separately, press 2.

Message:         You have chosen to vote on each proposal separately.

Message: You will now vote for the directors. To vote for all nominees, press 1. To withhold authority to vote for all Nominees, press
                 2. To withhold authority to vote for an individual nominee, press 3.

Message:         Please consider Nominee...

Message:         Ralph Horn

Message:         Gary W. Loveman

Message:         Philip G. Satre

Message:         Boake A. Sells

Message: To vote for this Nominee, press 1. To withhold your vote, press 2.

Message:         Adoption of the Company's 2001 Executive Stock Incentive
                 Plan.

Message: Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for the 2001 calendar year.

Message: To vote for, press 1. To vote against, press 2. To abstain, press 3.

Message:         If you plan to attend the Annual Meeting, press 1.
                 Otherwise, press 0 (zero).

Message:         If you have an additional Harrah's Entertainment, Inc.
                 proxy you would like to vote, press 1. To terminate this call, press 2; [pause] or simply hang up..

Message:         Thank you for voting your Harrah's Entertainment, Inc.
                 proxy. [pause...]  Goodbye